Exhibit 99.01

ABIOMED ANNOUNCES FISCAL 2006 FIRST QUARTER FINANCIAL
RESULTS

111% Increase in AB5000 VAD Revenue and Record Utilization

DANVERS, Mass. (August 4, 2005)—ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the fiscal first quarter ended on June 30, 2005. Revenue grew 13% to $8.4 million in the first quarter of 2006.  In addition, the Company’s AB5000 Ventricle sales grew 111% and units increased 107% over prior year first quarter. During the quarter, the Company implemented a new pilot program for console rentals which represents potential future revenue. Significant events continued to progress during the quarter such as: the AbioCor FDA panel, completing the acquisition and integration of Impella CardioSystems, and tracking multiple clinical milestones.

Financial and operating highlights for the first quarter include:

•                  AB5000 Ventricle revenue increased 111% and unit sales grew 107% over the same period last year. A record number of units were shipped to open heart centers (non-transplant centers), a growth market for the AB5000.

•                  The AB5000 device was used to treat more patients this quarter than any other quarter in the Company’s history. The Company’s hospitals are continuing to increase survival and recovery rates in patients. Per ABIOMED’s latest clinical review, 75% of myocarditis survivors and 64% of heart attack cardiogenic shock survivors, are recovering their native heart.

•                  In Europe, ABIOMED’s sales increased 135% on combined ABIOMED and Impella products, with Impella reaching an all-time high in total revenue.

•                  ABIOMED has more than doubled its AB5000 users in transplant and non-transplant centers in the U.S. since the first quarter of last year.

Recently, the Centers for Medicare and Medicaid Services (CMS) updated the reimbursement for the successful recovery of the native heart with external ventricular assist devices (VADs). This change will impact the AB5000 and BVS 5000 devices by providing more than 70% increased reimbursement for customers who can recover their patients’ hearts. ABIOMED provides additional customer assistance with multi-year customer support agreements which increased in sales by 81% over prior quarter. Through the use of Six Sigma analysis, these programs are designed to improve clinical and financial outcomes of a hospital’s recovery program.

ABIOMED is currently the only company with FDA labeling on ventricular assist devices for all recovery indications. To date, more than 7,000 patients worldwide have been supported with these devices for FDA approved indications such as acute myocardial infarct cardiogenic shock, myocarditis, postpartum cardiomyopathy, ventricular septal defect, refractory dysrhythmias, pulmonary embolism, cardiac trauma, failed transplants, right ventricular assistance with implantable LVAD (Left VAD), and post cardiotomy cardiogenic shock (PCCS).  ABIOMED’s devices encourage recovery as they are gentle on the heart, utilizing thin cannulae inserted through a small incision, rather than more traumatic bridge-to-transplant devices that core the ventricles. The ABIOMED AB5000 also allows patients to walk with the support of the console, which may help them recover.

“This quarter AB5000 devices supported more patients than ever before. Our physicians are excited about the recovery opportunity and seeing patients heal their own hearts,” said Michael R. Minogue, Chairman, CEO and President of ABIOMED.  “ABIOMED offered a new pilot program of console rentals for AB5000 this quarter. The pilot was designed to provide new and existing customers with flexibility within their capital budgets, as well as to improve penetration in new sales territories.”

ABIOMED continued to expand its business with the addition of several new hires in its field sales force and two regional vice presidents of sales. ABIOMED recently merged its experienced clinical team and sales force under the sales leaders, to work more closely to focus on recovery outcomes. This merger was designed to better serve ABIOMED customers and increase utilization of the AB product offerings.

In addition, ABIOMED continued to progress towards potential FDA approval of new products. The AbioCor Implantable Replacement Heart was reviewed by the Circulatory System Devices Panel of the FDA this quarter. After several rounds of voting, the panel requested additional information on the AbioCor. ABIOMED has met with the FDA and continues to submit additional data. FDA approval would provide patients who have serious heart failure with no other alternative, the option for the first completely self-contained artificial heart.

With the purchase of Impella, ABIOMED gained technology that has supported hundreds of patients in Europe under CE Mark approval. These devices are primarily used in the catheterization lab, of which there are approximately 1,600 U.S. hospitals with this capability. Pending FDA approval, this new customer segment will have access to Impella products. The Impella Recover 2.5 and 5.0 make it possible to provide support to the left ventricle without opening the chest (sternotomy).  The pumps are inserted quickly via the femoral artery and advanced with the help of a guidewire into the left ventricle. The Impella Recover® LP 2.5 is a minimally invasive ventricular unloading catheter that delivers up to 2.5 liters of blood per minute from the left ventricle into the ascending aorta, providing the heart with active support in extremely critical situations. The Impella Recover® LP 5.0 provides enhanced hemodynamic support, up to 5.0 liters per minute. Once in place, it can provide support for up to seven days.

FINANCIAL OVERVIEW

Financial results for fiscal first quarter ended June 30, 2005 are summarized in the attached table. Financial highlights of the quarter included:

Revenues. Revenues increased by $1.0 million, or 13%, from $7.4 million in fiscal first quarter 2005 to $8.4 million in fiscal first quarter 2006. This is the highest revenue ever in a first quarter and reflects the growth on AB5000 ventricles and the record revenue in our European operations.

Cost of Product Revenues. Cost of product revenues as a percentage of product revenues was 28% for fiscal first quarter 2006 from 24% in the same period last year. The difference in product margin is primarily due to the consolidation of Impella products into the total results.

Research and Development Expenses. Research and development expenses increased by $0.9 million, from $3.3 million in fiscal first quarter 2005 to $4.2 million in fiscal first quarter 2006. The change reflects ABIOMED’s continuous investment in new products and platforms in circulatory care to be introduced into the market in the next 24 months, plus the additional R&D associated with Impella operations.

Expensed In-Process Research and Development. There was a $12.4 million write off for the fair value of purchased in-process research and development resulting from the acquisition of Impella.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.4 million, or 49%, from $4.9 million in the first fiscal quarter last year to $7.3 million in the first fiscal quarter ended June 30, 2005. The increase is correlated to the higher volume in total revenue with the expansion of sales and marketing activities. There were additional expenses related to the Impella operations and acquisition.

Net Loss. Net loss for the quarter on a GAAP basis was $17.6 million, or $0.73 per share. Excluding $12.4 million attributable to a non-cash research and development expense associated with the Impella acquisition, the loss on a non-GAAP basis was $5.2 million or $0.22 per share.

CONFERENCE CALL AND WEBCAST INFORMATION:

ABIOMED will be hosting a conference call and webcast with analysts and investors at 11:00 AM Eastern on August 4, 2005. To participate in this call within the U.S. and Canada, dial 866-250-3615; international callers should dial 303-262-2004. The conference ID is 6020848. A replay of the call will be available four hours after the call and will be available for one week. To access the replay within the U.S. and Canada, dial 888-203-1112; international callers should dial 719-457-0820. A webcast of the call, which will be live and then archived for two weeks, will also be available at www.abiomed.com.

ABOUT ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000™ Circulatory Support System and the BVS® 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the Impella® Recover™ minimally invasive cardiovascular support systems under CE Mark approval. The Company’s AbioCor® Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

Contacts:
Liza Heapes	Investor Relations Contact:
ABIOMED, INC.	Rx Communications Group, LLC
Communications Specialist	Melody A. Carey
978-646-1668	917-322-2571
lheapes@abiomed.com	mcarey@rxir.com

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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ABIOMED, Inc.

FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	June 30 2005	June 30 2004

Product Revenues	$8,400	$7,366
Funded Research & Development	23	75
Total Operating Revenues	8,423	7,441

Cost of Product Revenues	2,333	1,757
R&D Expenses	4,208	3,308
S,G&A Expenses	7,312	4,917
Expensed in-Process Research and Development	12,371	—
Total Operating Expenses	26,224	9,982

Loss from Operations	(17,801)	(2,541)

Other Income, net	226	162

Net Loss	$(17,575)	$(2,379)

Net Loss per Share	$(0.73)	$(0.11)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2005	March 31, 2005
Cash and Investments	$39,231	$43,617

Working Capital	$46,427	$50,342

Goodwill	$19,187	—

Total Assets	$86,124	$61,061

Current Liabilities	$7,337	$4,882

Stockholders’ Equity	$78,787	$56,179

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